                                                                  Exhibit 12


RATIO OF EARNINGS TO FIXED CHARGES

                          y/e        y/e        y/e        y/e       y/e    3 mos
                         1993       1994       1995       1996      1997    1997
                         ----       ----       ----       ----      ----    ----
Earnings/(loss)         (2,441)    (1,052)    (1,282)    (1,509)    1,476    141

Fixed charges              103         72        216        795     1,080    284
                                                                    -----

Ratio                                                                 137%
                                                                    =====
                        ------     ------     ------     ------              ---
Deficiency              (2,544)    (1,124)    (1,498)    (2,304)            (143)
                        ======     ======     ======     ======             ====